Exhibit 99.1

  ABAXIS AND HENRY SCHEIN, INC. AGREE TO DISCONTINUE DISTRIBUTION AGREEMENT

     ABAXIS EXPECTS MINIMAL FINANCIAL IMPACT ON THE QUARTER AND THE YEAR

    UNION CITY, Calif., May 22 /PRNewswire-FirstCall/ -- ABAXIS, Inc.
(Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced today that Henry Schein, Inc. and Abaxis have agreed to discontinue their veterinary products distribution agreement effective immediately. Henry Schein distribution of Abaxis veterinary products accounted for approximately 14% of Abaxis' total business in fiscal year 2006.

    Clint Severson, chairman and CEO of Abaxis commented, "This past March, Henry Schein acquired a regional distributor of a competing company, creating a level of uncertainty in the marketplace. In joint discussions it was determined to be in the best interest of both Abaxis and Henry Schein to dissolve the existing distribution agreement in order to clarify any misunderstanding that might exist in the veterinary market. We are pleased to be able to move forward with our plans to see to it that the Abaxis customer base continues to be served at the highest level."

    Mr. Severson continued, "We believe that the loss of sales from the Schein organization will be principally offset with increased sales in our other domestic sectors, as well as increased international sales. We expect to meet our internal quarterly and annual financial targets. We were involved in a similar situation in December of 2004 and were successful in keeping Abaxis users appropriately stocked with product in order to keep their veterinary practices operating seamlessly. With a growing distribution network, both domestically and internationally, that is driving increased market acceptance we are better positioned to manage this type of situation and to maintain our quarterly and annual financial goals."

    Martin Mulroy, Vice President Sales and Marketing for the Veterinary Business, added, "With the recent successful introduction of our new VetScanVS2 analyzer we continue to have the leading-edge product for any veterinary practice. Our existing distribution network is prepared to step right in and service veterinary practices in order to ensure an orderly transition. We are confident in our ability to keep potentially affected end- users stocked and operating at their normal levels. Looking ahead, we remain steadfast in our belief that we can continue to gain market share in the veterinary point-of-care blood analysis market. We thank Henry Schein for all of their past efforts."

    On the veterinary side of the business, Abaxis now has 16 distributor agreements in place in North America, four of which have been added this past year. More than 40% of Abaxis' new business (instrument placements) is now sold direct from the Company, while local distribution typically supplies the consumable component of the Abaxis product line to the end user.

Conference Call

    Abaxis has scheduled a conference call to discuss its results at 6:00 p.m. ET on May 22, 2006. Participants can dial 877-356-5706 or 706-643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling 800-642-1687 or 706-645-9291, access code 9729531, through May 25, 2006. This press release is also available prior to and after the call via Abaxis' website or the Securities Exchange Commission's website at www.sec.gov.

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

About Abaxis

    Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward- looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company's share price, the market acceptance of the Company's products and the continuing development of its products, required United States Food and Drug Administration ("FDA") clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company's intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in Abaxis' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

SOURCE  Abaxis, Inc.
    -0-                             05/22/2006
    /CONTACT: Clint Severson, Chief Executive Officer of Abaxis, Inc., +1-510-675-6500; or Joe Dorame, Robert Blum, or Joe Diaz, all of Lytham Partners, LLC, +1-602-889-9700, for Abaxis, Inc./
    /Web site:  http://www.abaxis.com/

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